KNOW LABS

Filed Pursuant to Rule 433 of the Securities Act of 1933.
Issuer Free Writing Prospectus dated September 20, 2023
relating to Preliminary Prospectus dated September 19, 2023.
Registration Statement No. 333-27350

KNOW LABS

TRANSFORMING NON-INVASIVE MEDICAL DIAGNOSTICS

NYSE American: KNW

September 2023

Disclosure

FREE WRITING PROSPECTUS

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended. This Free Writing Prospectus related to the proposed public oofferring of shares of common stock of Know Labs Inc. (the "Company"), which are being registered on a Registration Statement on form S-1(File No. 333-274350) (as amended, the "Registration Statement") filed with the United States Securities and Exchange Commission ("SEC"). The Registration Statement has not yet been declared effective by the SEC. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the Risk Factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and the proposed offering. The Registration Statement is accessible through the following web link: https://www.sec.gov/Archives/edgar/data/1074828/000165495423012045/know_s1a.htm#ps

Alternatively, the Company and any underwriter or dealer participating in the proposed offering will arrange to send you the prospectus if you request it by calling The Benchmark Company, LLC, Attention: Prospectus Department, 150 E. 58th Street, 17th Floor, New York, New York 10155, by e-mail at prospectus@benchmarkcompany.com or by telephone at (212) 312-6700; or Boustead Securities, LLC at 949.502.4408 or by email at offerings@boustead1828.com or standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are based on the Company management's beliefs and assumptions and on information currently available to the Company . All statements other than statements of historical facts are forward-looking statements. These statements relate to future events or to the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about: goals and strategies; future business development, financial condition and results of operations expected product development outcomes, including obtaining regulatory clearance; expected changes in revenue, costs or expenditures; growth of and competition trends in industry; and expectations regarding demand for, and market acceptance of, our products. You can identify forward looking statements by terms such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "project" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and which could materially affect results. . In evaluating these forward-looking statements, you should consider various factors, including: Company management's ability to change the direction of the company; ability to keep pace with new technology and changing market needs; and the competitive environment of the business. These and other factors may cause the Company's actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by the Company or its representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about the Company. The Company is obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by the Company or its representatives might not occur. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is now guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

FORM CRS/REG BI DISCLAIMER:

Boustead Securities, LLC is registered with the SEC as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and Investment Advisory Services and Fees differ and it is important for you to understand these differences. Free and simple tools are available to research firms and financial professionals at investor.gov/crs, which also provides educational materials about broker-dealers, investment advisers, and investing. When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. At the same time, the way we make money creates a conflict with your interests. Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you. There are many risks involved with investing. For Boustead Securities customers and clients, please see our regulation best interest relationship guide on the form CRS Reg BI page on our website at https://www.boustead1828.com/form-crs-reg-bi. Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others. © 2023

Risk Factors

General securities market uncertainties resulting in economic considerations.
Recent unease regarding the aforementioned geo-political considerations and increasing inflation has caused the United States and worldwide national securities markets to have undergone unprecedented stress due to the uncertainties of regarding the economy and the resulting reactions and outcomes of governments, businesses, and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until economic outlook has stabilized, the markets may not be available to the Company for purposes of raising required capital. Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible, we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and/or scope of our operations.

We need additional financing to support our technology development and ongoing operations, pay our debts and maintain ownership of our intellectual properties.
We are currently operating at a loss and using substantial cash to fund our operation. We believe that our cash on hand will be sufficient to fund our operations through December 31, 2023. We will need additional financing to implement our business plan and to service our ongoing operations, pay our current debts (described below) and maintain ownership of our intellectual property. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and/or divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. Strategic collaborations may include features which could limit the Company's ultimate potential. If such financings is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.
We have experienced net losses since inception. As of June 30, 2023, we had an accumulated deficit of $118,715,000 and net losses in the amount of $12,353,000, $20,071,000 and $25,360,000 during the nine months ended June 30, 2023 and the years ended September 30, 2022 and 2021, respectively. There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital. Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. Our businesses have produced minimal revenues and may not produce significant revenues in the near term, or at all, which would harm our ability to continue our operations or obtain additional financing and require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities at our company, we may not be able to successfully commercialize our technology.
If we are not successful entering into appropriate collaboration arrangements or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our technology, which would adversely affect our business, operating results and financial condition.
We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure, we may not realize a positive return on this investment. In addition, we must compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize technology without strategic partners or licensees include:
- our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
- the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
- unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Government regulatory approval may be necessary before some of our products can be sold and there is no assurance such approval will be granted.
Our technology will have a number of potential applications in fields of use which will require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, we are exploring the use of our technology for certain medical diagnostic applications, with an initial focus on the monitoring of blood glucose. There is no assurance that we will be successful in developing glucose monitoring medical applications for our technology. If we were to be successful in developing glucose monitoring medical applications of our technology, prior clearance by the FDA and other governmental regulatory bodies will be required before the technology could be introduced into the marketplace. Our devices leverage Machine Learning (ML) and Artificial Intelligence (AI) to process the massive data collected through the Bio-RFID sensor. ML/AI also controls the sensor operation, enabling the device to emit and capture data, and, ultimately, to identify and measure blood glucose levels. Machine learning-enabled device software functions (ML-DSF) continue to be evaluated by the FDA, which recently released new guidance proposing a science-based approach for AI/ML-enabled medical devices to be modified and improved more quickly. There is no assurance that such regulatory approval would be obtained for a glucose monitoring medical diagnostic device or other applications requiring such approval. The FDA can refuse to grant, delay, and limit or deny approval of an application for clearance of marketing a glucose monitoring device for many reasons. We may not obtain the necessary regulatory approvals or clearances to market these glucose monitoring systems in the United States or outside of the United States. Any delay in, or failure to receive or maintain, approval or clearance for our products could prevent us from generating revenue from these products or achieving profitability.

Offering Overview

Issuer	Know Labs, Inc. (the "Company")
Exchange & Ticker	NYSE American: KNW
Shares of Common Stock Outstanding Prior to this Offering	52,358,463 as of June 30, 2023
Shares of Common Stock Offered by the Company	14,814,815 (based on assumed offering price)
Shares of Common Stock Outstanding Immediately after the Offering	67,173,278 shares of common stock (or 69,395,500 shares if the underwriters exercise the over-allotment option in full).
Offering Price	$0.54 (assumed based on the closing price on September 18, 2023)
Use of Proceeds	• Research and Development • Product Development • Clinical Studies • Intellectual Property Development • Working Capital • General Corporate Purposes
Underwriters	The Benchmark Company, LLC and Boustead Securities, LLC
Issuer's Legal Counsel	Proskauer Rose, LLP
Underwriter's Legal Counsel	ArentFox Schiff, LLP
Auditor	BPM, LLP

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome.
Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Know Labs Leadership

Ron Erickson
CEO

Jordyn Hujar	Chief of Staff	Corporate Operations, Day-to-Day Management
Dr. James Anderson	Chief Medical Officer	Regulatory and Medical Affairs
Pete Conley	CFO & SVP IP	Finance, Investor Relations, Intellectual Property
Leo Trautwein	Chief Commercial Officer	Corporate Strategy, Business Dev, Operations
Steve Kent	Chief Product Officer	Product Development, Data Collection, Clinical Testing
Jessica English	Chief Marketing Officer	Brand Dev, Corp Communications, Scientific Publications

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome.
Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Mission

Know Labs is committed to making a difference in the lives of millions of people around the world by developing **convenient, affordable non-invasive medical diagnostics solutions,** starting with blood glucose monitoring.

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

The Bio-RFID Sensor

The novel Bio-RFID sensor has the potential to non-invasively measure several biomarkers.


Energy Field
Antenna Array
RF Generator

- IP-protected Antennas Array, Microwave spectrum that emits and captures radio wave signals, the "Energy Field"
- IP-protected RF Generator that enables frequency sweeps in the microwave spectrum, from 500 MHz to 4,000 MHz, at 0.1 intervals
- ~1.5M data points collected per hour
- Currently focused on blood glucose, but potential to expand into other biomarkers, such as oxygen, ketones, lactate, alcohol, and metabolized drugs

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome.
Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

The Bio-RFID Platform

Know Labs' proprietary non-invasive technology platform.

RF Spectroscopy	Uses electromagnetic energy to accurately identify and measure a wide range of organic and inorganic materials, molecules, and compositions of matter
Form Factor Agnostic	Integrated into a variety of wearable, mobile or bench-top form factors
Pain-free	No needles nor invasive transmitters poking the skin
No Consumables	Low bill of materials translates into high potential to be 3x-5x less expensive than current FDA-cleared options
ML/AI-Powered Algorithms	Cutting-edge ML/AI powering highly accurate real-time algorithms.
Predictive Health	100+ potential applications beyond blood glucose monitoring, monitoring multiple concurrent biomarkers for potential predictive health applications

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Overcoming Limitations

Bio-RFID safely collects data from the "cellular stack," enabling a measurement of glucose and other analytes optical sensors are unable to achieve.



Optical Sensors
Radio Frequency
Bio-RFID
Green LED
Red LED
Infrared
Microwave
Radio Waves
--- All Health Wearable Devices ---
LOW
SIGNAL TRANSMISSION DEPTH
HIGH

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Scientific Validation: April 21, 2023

Proof of Principle Published Study in Collaboration with Mayo Clinic

Peer-Reviewed By: Sensors Journal & American Physiology Society



KNOW LABS
Detecting Unique Analyte-Specific Radio Frequency Spectral Responses in Liquid Solutions
Implications for Non-Invasive Physiologic Monitoring
BACKGROUND & AIMS
METHODS
RESULTS
CONCLUSION

- Proof-of-principle conducted in collaboration with Mayo Clinic.
- Results presented at the American Physiological Society Summit, held on April 20-23, 2023 in Long Beach, California.
- Study demonstrated the accuracy of Bio-RFID sensor in quantifying three different analytes in vitro.
- Full study is peer-reviewed and published at Sensors Journal
- Provides strong support for non-invasive monitoring of physiologically and medically relevant analytes in the body.

Scientific Validation: May 5, 2023

Technical Feasibility Clinical Study

Peer-Reviewed By: American Association of Clinical Endocrinology


KNOW LABS
Technical Feasibility of a Novel Sensor for Non-Invasive Blood Glucose Monitoring Compared to Dexcom G6®
BACKGROUND & AIM
METHOD
RESULTS
CONCLUSIONS
Know Labs Generation One Device
CONTACT | ask@knowlabs.co

- Technical Feasibility of a Novel Sensor for Non-Invasive Blood Glucose Monitoring Compared to Dexcom G6®.
- Presented at American Association of Clinical Endocrinology (AACE) 2023 Annual Meeting.
- Demonstrates Bio-RFID sensor can deliver stable, repeatable results in predicting readings of blood glucose concentrations using the Dexcom G6® as a reference device.

Scientific Validation: July 26, 2023

Novel data preprocessing techniques in an expanded dataset improve ML model accuracy

	Observations	MARD (%)	MAE (mg/dl)	±15%	±20%
Hypoglycemic (<70 mg/dl)	2 (<.3%)	n/a	n/a	n/a	n/a
Normoglycemic (70 – 180 mg/dl)	608 (91.4%)	10.76 ± 0.79	12.00 ± 0.82	75.5 ± 3.4	83.6 ± 2.9
Hyperglycemic (>180 mg/dl)	53 (8.3%)	15.92 ± 2.98	33.43 ± 6.51	58.5 ± 13.3	67.9 ± 12.6

- Demonstrates a test in which the patented Bio-RFID sensor was able to predict reference values of Dexcom G6® CGM continuously and non-invasively with a **MARD of 11.27%**
- One limitation of this study is the requirement for **a larger and more diverse participant population**. All participants were healthy and did not have diabetes; indeed, 91.4% of the reference values were in the normoglycemic range



E
C
B
B
D
D
A
C
E
Prediction Concentration (mg/dl)
0
50
100
150
200
250
300
350
400
Reference Concentration (mg/dl)

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome.
Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Gen 1 Device: June 2023

A sophisticated research lab in your pocket: initially focused on non-invasive blood glucose monitoring.


KNOW LABS

Making Of Video



Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Timeline of Validation Testing

2021 — 2022 — 2023 — TODAY

Manuscript	Proof of Principle with Mayo Clinic	Exploratory Clinical Study	Proof of Concept Clinical Study	Technical Feasibility Study	New Algorithm Refinement Study	Data Preprocessing Techniques Study
Description	Demonstrated the accuracy of Bio-RFID sensor in quantifying different analytes *in vitro* (liquid solution).	First indication that Bio-RFID could be an accurate alternative to FDA-cleared glucose devices.	Proof of concept ability to quantify blood glucose non-invasively using RF.	Demonstrates Bio-RFID can deliver stable, repeatable results in measuring blood glucose levels.	Algorithm refinement in the non-invasive detection of blood glucose using Bio-RFID technology.	Improvement in machine learning model accuracy on an expanded dataset for Bio-RFID technology.
Accuracy	Almost 100% *in vitro* accuracy	MARD 5.3%-6.7%	MARD 19.3%	MARD 20.6%	MARD 12.9%	MARD 11.3%
# Participants	na	2	1	5	5	13
# Datasets	na	3	22	106	106	366
# Bio-RFID datapoints	na	1.5M	~183M	~430M	~430M	~1.7B
# Reference Observations	na	75	~383	~1,555	~1,555	~3,311

IP Protected: Foundational Patents


Bio-RFID™
RFID Biosensors
2017 - Present
ChromaID™
Opto-electronic Sensors
2007 - Present
Low Frequency
High Frequency
10^{0} 10^{2} 10^{4} 10^{6} 10^{8} 10^{10} 10^{12} 10^{14} 10^{16} 10^{18} 10^{20} 10^{22} 10^{24}
Long Radio Waves
Short Radio Waves
Microwaves
Infrared
UV
X Rays
Gamma Rays
10^{8} 10^{6} 10^{4} 10^{2} 10^{0} 10^{-2} 10^{-4} 10^{-6} 10^{-8} 10^{-10} 10^{-12} 10^{-14} 10^{-16}
Long Wavelength
Short Wavelength

Over150 patents issued and pending related to Know Labs' technology platform

2012	First patent approval for sensor technologies developed from ChromaID™ laboratory studies
2017	Bio-RFID™ developed by leveraging the core technology and IP of ChromaID™
2020	**10,548,503 "Health Related Diagnostics Employing Spectroscopy in Radio/Microwave Frequency Band."**
2021	**11,033,208 "Fixed Operation Time Frequency Sweeps for an Analyte Sensor"**
2022	**11,284,819 and 11,284,820 "Analyte Database Established Using Analyte Data from a Non-Invasive Analyte Sensor" and "Analyte Database Established Using Analyte Data from Non-Invasive Analyte Sensors"**
2023	**11,529,077 "High Performance Glucose Sensor". MARD range of 5.0% to 9.9%**

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Extending its Global IP Leadership

Know Labs has increased the number of its issued and pending patents nearly 100% in less than one year.

From 76 issued and pending in November 2022 to over 150 in June 2023

43 issued patents related to non-invasive blood glucose monitoring

113 patent applications pending; an additional 30+ new filings are in-process for 2023

According to ipCapital Group*, Know Labs is the top worldwide IP holder in non-invasive blood glucose monitoring



Selected Top Patent Holders: Non-Invasive Blood Glucose Monitoring
Total # of patents as of November 2022
Patents
Applications
In-Process Fillings
89
54
49
46
32
29
27
24
21
16
12
10
Know Labs
Movano
Bioling
Masimo
DiaMonTech
Samsung
Integrity Applications
RSP Systems
GlucoVista
Cercacor
Toshiba Medical
Dexcom

*Source: ipCapital Group, www.ipCG.com 2022

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome.
Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Know Labs Device Portfolio

We Aim to Create Efficient, Affordable and Completely Non-Invasive Medical Solutions

Addressable Market: people with diabetes and pre-diabetes, and people with no diabetes interested in monitoring glucose levels



KnowU

- On-demand and On-the-Go
- Spot glucose monitoring
- Place your palm or hold the detachable portion for a reading of glucose concentration in mg/dL



UBand

- Continuous
- Wearable
- Ease of use
- Check glucose levels in real-time through the Know Labs app


128
mg/dL
12 hours
1 day
7 days
Congratulations Bethany!! You've been in range for 48 hours

Know Labs Devices will connect to its smartphone App via Bluetooth and will be available on both the App Store and Google Play

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Competitive Landscape

STANDARD OF CARE			NEXT GENERATION TECHNOLOGY			
FINGER STICK	CGM	IMPLANTABLE	Know Labs	GWave	Movano	DiamonTech
ONE DROP, OneTouch, Accu-Chek, pip, pogo	Dexcom Continuous Glucose Monitoring, FreeStyle Libre, Medtronic	Senseonics 		Gwave	MOVANO HEALTH 	DIAMONTECH 
Spot-check	Continuous	Continuous	Spot & Continuous	Continuous	Continuous	Spot & Continuous
Invasive	Min. Invasive	Body Insertion	Non-Invasive	Non-Invasive	Non-Invasive	Non-Invasive
Blood	Interstitial Fluid	Interstitial Fluid	Blood & Interstitial	Blood & Interstitial	Blood & Interstitial	Interstitial Fluid
$2k to $4k/year	$3k to $5k/year	$6k to $8k/year	<$1k/year	Not available	Not available	Not available
- Largest share but slowly losing ground to CGMs - Covered by most US insurance plans	- Double-digit growth w/ $8.1B sales in 2022 - Users growing faster than sales (~7M globally)	- 180-day sensor approval (FDA & CE) - Initiating 365-day sensor testing	- 156 patents portfolio - Technology platform - Announced internal testing w/MARD <10%	- Awarded Breakthrough Designation by FDA - Announced preliminary results w/ MARD <10%	- Prioritizing wellness over medical (Evie ring) - Different foundational technologies	- Completed quantum laser miniaturization - Announced potential clinical trials for Q4 '23

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome.
Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Our Focus: 5 Core Workstreams

Workstream	Description
Clinical Data Collection	More participants with diverse backgrounds, including people with T1D, T2D, and pre-diabetes.
Algorithm Refinement	More data equals better accuracy.
Hardware Development	Generation 2 device development → earbuds case size
Scientific Validation	External research institutes to further validate our technology and support FDA application.
Intellectual Property	#1 worldwide in non-invasive blood glucose monitoring (more than 150 patents filled and pending)

Increase the generalizability of the Bio-RFID

Must be safe and deliver required level of accuracy under any condition and regardless of the patient, as determined by its intended use

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Expected Path-to-Market



Key
Completed
Current
Planned
SENSOR INNOVATION
CONTROLLED LAB TESTING
REAL-WORLD USE TESTING
SCALE & COMMERCIAL SPECS
INTERNAL & FDA TRIALS
CLEAR ANCE
GEN 0 Stationary Research System
Optical sensing path dropped
Exploratory Study (MARD 5.8% to 6.7%)
~200 RF antennas designed & tested
Proof of Principle Validation in Vitro with Mayo Clinic
Miniaturization to Bio-RFID Sensor
Technical Feasibility & Validation with Humans (MARD 11.3%)
Expand Dataset: Diverse Population, People with Diabetes & Blood Draw (Goal: MARD <10%)
N=1
N=5
N=13
N=30
GEN 1 Portable Research System
Design & Build Gen 1 Device (12 Units)
System & Sensor Characterization (Wired + Wireless)
N=5 (pilot study)
Build 100 Gen1 Devices
N>100 Environment, Human Factors, Diverse Pop
JDA Opportunities (biopharma, medical device, and consumer electronics)
GEN 2 Portable Medical Device
Design & Build Gen 2 Device (earbuds case size)
System & Sensor Characterization (Wireless)
Build 1,000 Gen2 Devices
N>500 Diverse Population Study
N=1,000 Design Freeze
N=TBD FDA Trials (multiple)
Gen 2 Device Launch
GEN X
NEW GENERATIONS
(New Format(s), Intended Use(s), etc.)

FY2024* Goals

Reveal Gen 2 device
- At least 50% smaller than Gen 1 ("earbuds case size")
- Potential format for FDA submission

Further accelerate data collection and continue algorithm refinement
- Billions of Bio-RFID datapoints and reference points (IV, CGMs and finger sticks) – internal and external research institutes
- Achieve MARD under 10%
- Increase the generalizability of the Bio-RFID
- Submit validation manuscripts to key global diabetes conference

Refine regulatory strategy
- Breakthrough Designation (FY2024)
- De Novo Classification Preparation (FY2025 or FY2026)

Maintain IP leadership in non-invasive blood glucose monitoring

Prepare organization for accelerated growth and go-to-market plan (FY2025 and FY2026)

Explore JDA opportunities (core and non-core)

* October 2023 to September 2024

Why Know Labs?

Emerging Leader

- NYSE American IPO September 15, 2022
- Current Form 13F Institutional Ownership ~7%*. (25 institutions with 46 funds)
- ~$50M Market Cap

Global Innovator

- Bio-RFID highly differentiated approach to glucose monitoring with high specificity & sensitivity
- Combination of radio and microwave spectroscopy monitors high resolution analyte data in real-time

IP Leadership

- More than 150 patents issued, pending and in-process fillings worldwide
- Foundational patents cover more than 100 analytes
- System-level interoperability to enable new hybrid architectures with CGM incumbents

Medical Device

- Highly accurate medical device to serve the needs of hundreds of millions
- Hundreds of tests proved that Bio-RFID can measure blood glucose levels non-invasively
- High level of accuracy

Platform Technology

- Real-world commercialization opportunities across multiple industries
- 100+ potential applications and use cases in medical diagnostics and beyond

* Form 13Fs as of 6/30/2023

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

THANK YOU

www.knowlabs.co
ask@knowlabs.co

Know Labs, Inc.
NYSE American: KNW

Appendix

Blood Glucose Monitoring Market



Global Market, CAGR [%]
Forecast by Publication Date
2X
5.2%
4.5%
6.7%
8.0%
8.5%
10.1%
10.7%
Forecast range
2003 to 2010
2010 to 2017
2018 to 2024
2020 to 2030
2020 to 2028
2021 to 2029
2022 to 2030
Source
R&M
GlobalData
R&M
GRAND VIEW RESEARCH
FORTUNE BUSINESS INSIGHTS
Date
2002
2009
2017
2019
2020
2020
2021

- Blood glucose monitoring devices market is estimated to be around $20B and expected to **surpass $30B by 2030**, with CGMs accounting for ~1/3 of the market
- Acceleration of the global market with **projected growth rates doubling in the last two decades**
- Propelled by the **increasing number of people with diabetes** (700M by 2030), the growing awareness regarding diabetes **preventive care**, and **new product** launches at higher price points

Historical Milestones


2018
2019
2020
2021
2022
2023
TODAY
HARDWARE
Optical sensing device
LED not viable
200 RF antennas designed and tested
Miniaturization
Novel RF Sensor (Bio-RFID)
Gen 1 Novel RF Device (Portable Lab)
DATA SCIENCE
Algorithm Development
Algorithm Refinement
ML, Neural Network Model
ML, Light GBM Model
DATA COLLECTION
Benchtop Testing
Internal Clinical Testing
1st IRB Approved
N=1
N=5
N=10
INTELLECTUAL PROPERTY
10,548,503 "Health Spectroscopy"
14 Patents Issued & Pending
39 Patents Issued & Pending
11,033,208 "Frequency Sweep"
11,284,819 "Analyte Database"
98 Patents Issued & Pending
11,529,077 "MARD Sensor"

The Bio-RFID Sensor

The Know Labs Sensor Is Stable, Pocketable, and there are Opportunities for Future Miniaturization.


KNOW LABS
FREDERICK BANTING
KNOW LABS

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome.
Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Bio-RFID Sensor Accuracy Progress

Continuous Glucose Monitoring Accuracy Over Time



25
20
15
10
5
0
MARD [%]
FDA Approved Year
1990
2001
2003
2005
2007
2009
2011
2013
2015
2017
2019
2021
MiniMed 508, 25.0%
Bio-RFID MARD 20.6% Feb/2023
Paradigm, 17.0%
Guardian, 17.0%
Seven, 17.0%
Paradigm Revel, 16.6%
SevenPlus, 16.0%
Bio-RFID MARD 12.9% May/2023
Bio-RFID MARD 11.3% Jul/2023
Enlite, 13.6%
Libre, 11.4%
670G, 9.6%
Libre 14, 10.1%
G4P 505, 10.0%
G5 Mob..., 9.0%
G6, 9.0%
Libre 2, 9.2%
Know Labs Bio-RFID Goal <10%

Landscape of Continuous Glucose Monitoring (CGM) and Integrated CGM: Accuracy Considerations; Timothy S. Bailey and Shridhara Alva
Published Online: 2 Sep 2021, https://doi.org/10.1089/dia.2021.0236

Scientific Validation: May 30, 2023

Algorithm Refinement for Improved Accuracy

Reviewed By: Members of Know Labs' Scientific Advisory Board



400
350
300
250
200
150
100
50
0
E
C
B
B
D
D
A
C
E
0 50 100 150 200 250 300 350 400
Reference Concentration (mg/dl)
Prediction Concentration (mg/dl)

Device	MARD
Dexcom G6	12.8%
Senseonics Eversense	14.8%
Dexcom G5	16.3%
Abbott Libre Pro	18.0%

Table 4: Independently validated MARD values for commercially available CGM Devices.

Device	Year of FDA Approval	MARD
MiniMed 508	1990	25.0%
Paradigm	2003	17.0%
Guardian	2005	17.0%
Seven	2007	17.0%
Paradigm	2008	12.8%
Paradigm Revel	2010	16.6%
SevenPlus	2010	16.0%
G4 Platinum	2012	13.0%
Enlite	2013	13.6%
G4P 505	2014	10.0%
Libre	2015	11.4%
670G	2016	9.6%
G5 Mobile	2016	9.0%
Libre 14	2018	10.1%
G6	2018	9.0%
Libre 2	2020	9.2%

Table 5: MARD values for FDA-approved CGM Devices

- Algorithm refinement in the non-invasive detection of blood glucose using Know Labs' Bio-RFID technology
- 12.9% MARD in the context of other independently-validated and self-reported CGM MARDs
- Outlines the difference between this latest analysis and Know Labs' previously reported results

Strategic Partners

HARDWARE – GENERATION 1 PROTOTYPE

Bould
- Industrial design firm behind Nest, Roku, and Willow
- Design support on updated prototype for KnowU generation 1

PRODUCT DESIGN

Igor Institute
- Product development focused on mechanical, electrical, and firmware engineering
- Bio-RFID sensor development and optimization

SENSOR OPTIMIZATION

Dr. Reza Kassayan
- Lead designer and system architect specialized in ultra-miniaturized embedded electronics for medical devices
- Bio-RFID sensor refinement

MODULE & BATTERY

Racer Technologies
- Contract manufacturing and wearables manufacturer for Medtronic, Boston Scientific Corporation and Bio-Rad
- KnowU large-scale manufacturing

MANUFACTURING

ALGORITHM (DATA SCIENCE)

Edge Impulse
- Industry-leading development toolkit for machine learning
- Bio-RFID algorithm refinement

REGULATORY AND eQMS

Novus
- Regulatory systems and strategy guidance to prepare the company for the FDA clearance process

Contact

The Benchmark Company, LLC
prospectus@benchmarkcompany.com
(212) 312-6700

Boustead Securities, LLC
offerings@boustead1828.com
(949) 502-4408